7:30 am ET June 13, 2016 (Marketwired)

Air Industries Group and Meyer Tool Co. to Co-Locate in Poland

HAUPPAUGE, NY -- (Marketwired – June 13, 2016) – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (NYSE MKT: AIRI) (“Air Industries” or the “Company”), announced today that Air Industries and Meyer Tool have signed a strategic agreement to co-locate  Air Industries welding capabilities into Meyer’s Kalisz, Poland facility.

Air Industries will establish new TIG welding and EB welding cells at the site, allowing the Meyer/Air team to provide turnkey products to major turbine engine customers in the European market. By combining Meyer’s EDM, water-jet and grinding capabilities with AMK’s welding expertise, the facility will be a “one-stop shop” that is in close proximity to our major customers. Performing all of the critical operations under one roof will reduce both cost and lead time to our customers.

Air Industries Group’s President and CEO, Dan Godin commented “I am excited by the opportunity to collaborate with Meyer Tool, who is recognized as a world-class manufacturing company, and a trusted partner. By combining our skills and resources in a state-of-the-art facility, we dramatically increase the value added services that we can provide, which obviously helps both Air and Meyer. We see this as the first step in what we expect to be a long and successful collaboration with Meyer Tool.”

Construction of the facility has begun, and product manufacturing is slated to commence in July 2016.

For additional information, please call 631.881.4913 or by email to: ir@airindustriesgroup.com

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE MKT: AIRI) is an integrated manufacturer of precision components and provider of supply chain services for the aerospace and defense industry. The Company has over 50 years of experience in the industry and has developed leading positions in several important markets that have significant barriers to entry. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize projected EBITDA, firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the ability to consummate contemplated acquisitions, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.